Exhibit 99.2

AT THE COMPANY	ON THE WEB
Mike Lonsway	www.forestcity.net
Executive Vice President – Planning
216-416-3325

Jeff Linton
Senior Vice President – Corporate Communication
216-416-3558

FOR IMMEDIATE RELEASE

Forest City Reports 2018 First-Quarter Results

•	Net earnings: $199.7 million ($0.73 per share) vs. $40.9 million ($0.16 per share) Q1 2017

•	FFO: $81.3 million ($0.30 per share) vs. $92.3 million ($0.35 per share) Q1 2017

•	Operating FFO: $96.7 million ($0.36 per share) vs. $94.5 million ($0.36 per share) Q1 2017

•	Adjusted EBITDA margins increase 410 basis points vs. yearend 2016 benchmark

•	Net Debt to Adjusted EBITDA ratio improves to 7.0 times

•	First tranche of regional mall divestitures completed

•	Reconstituted board of directors seated with eight new, independent directors

CLEVELAND, Ohio - May 3, 2018 - Forest City Realty Trust, Inc. (NYSE: FCEA) today announced financial results for the three months ended March 31, 2018.

Net Earnings/Loss
For the three months ended March 31, 2018, the company had net earnings of $199.7 million, or $0.73 per share, compared with net earnings of $40.9 million, or $0.16 per share, for the three months ended March 31, 2017. Per share amounts throughout this release are presented on a fully diluted basis.

The primary driver of the positive net earnings variance for the first quarter, compared with the comparable period in 2017, was increased gain on change of control of interests of $117.7 million related to Bayside Village, an apartment community in San Francisco, which changed from full consolidation to equity method accounting treatment as a result of the company amending its partnership agreement to grant substantive participating rights to a new outside partner. In addition, the company had increased net gains on disposition of full or partial interests in rental properties of $45.2 million, primarily related to the ongoing disposition of the company’s regional malls.

Revenues
Consolidated revenues for the first quarter were $209.9 million, compared with $216.0 million for the first quarter of 2017.

Funds From Operations (FFO)
FFO, a non-GAAP measure, was $81.3 million, or $0.30 per share, for the three months ended March 31, 2018, compared with $92.3 million, or $0.35 per share for the three months ended March 31, 2017.

Primary factors impacting the first-quarter FFO variance, compared with the first quarter of 2017, included increased organizational transformation and termination benefits of $11.4 million, primarily advisory fees related to the Board of Director’s review of strategic alternatives process, which concluded in late March.

Operating FFO
Operating FFO, a non-GAAP measure, was $96.7 million, or $0.36 per share, for the three months ended March 31, 2018, compared with $94.5 million, or $0.36 per share, for the three months ended March 31, 2017.

Primary positive factors impacting first quarter 2018 Operating FFO, compared with the comparable period in 2017, included a gain of $6.5 million on the sale of a parcel at The Yards in Washington, D.C. for development of a hotel at that mixed-use project; recognition of a deferred gain of $4.0 million from the sale of the Terminal Tower in Cleveland, the company’s former headquarters; increased Operating FFO from new properties of $2.7 million; improved other net operating income (NOI)/Corporate G&A of $1.2 million, most of which is reduced overhead expense; and increased NOI from the mature portfolio of $0.6 million. These positive factors were partially offset by reduced NOI from properties sold of $7.4 million; reduced Operating FFO of $1.9 million related to a temporary vacancy at 26 Landsdowne at University Park at MIT, which is being redeveloped and is expected to be fully occupied by yearend; lower lease termination fee income of $1.8 million; reduced Operating FFO from other sources of $1.0 million; and lower land sales at Stapleton in Denver of $0.7 million.

Strategic Review and Board Refreshment
As announced on March 22, the company’s Board of Directors concluded a thorough and deliberate review of strategic alternatives to enhance stockholder value, and reached the determination that stockholder value would best be enhanced on a standalone basis and by continued diligent execution of current strategies.

Concurrent with the end of the process, the company also announced a substantial reconstitution of the board with the appointment of eight new independent directors, and the resignation of nine then-current directors. The new board, currently comprised of a total of 12 directors, 10 of whom are independent, was seated in mid April. The Nominating and Governance Committee of the board has initiated a process to identify one additional independent director. All current directors will stand for re-election at the company’s 2018 Annual Meeting of Stockholders.

Commentary
“The benefits of continued execution of our strategies are clearly evident in our results for the first three months of 2018,” said David J. LaRue, Forest City president and chief executive officer. “Operating FFO was up for the quarter, compared with the same period in 2017, despite market and seasonal headwinds in apartments, and timing of lease expirations in office. This improvement reflects continued emphasis on increasing margins, reducing overhead expense, deleveraging and driving revenue growth wherever possible.

“At quarter end, our Adjusted EBITDA margins were up 410 basis points over our 2016 yearend benchmark, against our previously stated target of 400-to-500 basis points of improvement by mid-2018. We fully expect to continue to see additional improvement across the portfolio and in our corporate operations.

“Office comp NOI increased in the quarter, although we expect growth to moderate and to end the year flat in office as we address an approximately 200,000-square-foot vacancy at One Pierrepont Plaza in Brooklyn. The space was vacated in February and we are negotiating letters of intent with prospective tenants for approximately three-quarters of the space. The overall strength of the office portfolio is evident in new, same-space leases, which were up more than 15 percent, on a rolling 12-month basis, at the end of the quarter. In addition, at University Park at MIT, we are completing redevelopment of 26 Landsdowne, which is fully leased at rates well above the prior lease with full occupancy expected by yearend.

“Comp NOI in apartments was down in the quarter, impacted by new supply in our core markets, and higher utility costs due to the more severe winter. Increased real estate taxes, including the burn-off of some abatements, were also factors in the quarter. We expect Comp NOI results in apartments to improve during the course of the year, and are focused on driving occupancy as new product deliveries continue in our core markets through 2018 and into 2019.

“We ended the first quarter with a ratio of Net Debt to Adjusted EBITDA of 7.0 times, on a rolling 12-month basis, down from 7.4 times at yearend 2017. As previously stated, our near-term goal is a ratio of 6.5 times by 2019. We continue to make maintaining a strong balance sheet a high priority, and will evaluate the appropriate level of leverage moving forward.

“After the end of the quarter, we completed the first tranche of divestitures of our regional mall portfolio to QIC. In total, our interest in six regional malls has been sold to QIC, with our interest in the four remaining malls expected to transfer to QIC under a fixed-price option as we secure replacement assets.

“On April 26, we announced that our joint venture with Madison International Realty had acquired MIT’s interest in five assets at University Park at MIT that were not already fully owned by Forest City. As we have noted previously, partner buyouts of core operating assets in core markets can be a high-value, low-risk option for capital allocation as we seek to redeploy our ownership stake out of our retail portfolio.”

“Turning to corporate governance, a major milestone in the first quarter was the Board’s decision to take significant action on refreshment following the completion of the review of strategic alternatives process in March. We look forward to benefiting from the real estate expertise, financial acumen and fresh perspectives the new board will bring. I also want to sincerely thank the departing directors for their dedicated service to Forest City, and for the support and guidance they graciously provided to the entire senior management team during their tenures.”

Comparable NOI, Occupancies and Rent
Overall comparable NOI, a non-GAAP measure, increased 0.6%, with an increase of 1.2% in office and a decrease of 0.4% in apartments for the three months ended March 31, 2018, compared with results for the same period in 2017.

Comparable office occupancies were 95.0 percent at March 31, 2018, up from 93.7 percent in the first quarter of 2017. For the rolling 12-month period ended March 31, 2018, rent per square foot in new, same-space office leases increased 15.5 percent over prior rents.

In the apartment portfolio, average monthly rents per unit for the company’s comparable apartments rose to $1,544 for the three months ended March 31, 2018, a 1.5 percent increase compared with average monthly rents for the three months ended March 31, 2017. Comparable average rents per unit in the company’s core markets were $2,020, a 1.2 percent increase from the comparable period in 2017.

Comparable economic occupancies for the three months ended March 31, 2018, were 94.0 percent, up from 93.6 percent for the three months ended March 31, 2017.

Projects Under Construction
At March 31, 2018, Forest City had 7 projects under construction at a total cost of $751.3 million, or $191.2 million at the company’s share, for a development ratio of 5.9 percent, well below the company’s long-term target of 7.5 percent. Projects under construction include:

APARTMENTS:
During the first quarter, the company began construction of Parcel L2, at The Yards in Washington, D.C., a 264-unit apartment community which is expected to open in the first quarter of 2020. Other apartment projects currently under construction include:

•
Ardan, a 389-unit apartment community in Dallas that is also part of the company’s residential development fund with the Arizona State Retirement System, is expected to open in the second quarter of 2018.

•
Ballston Quarter Residential, a 406-unit apartment community, including 53,000 square feet of lower-level retail, that is part of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The project is expected to begin phased opening in the third quarter of 2018.

•	Aster Conservatory Green North, a 256-unit apartment community at Stapleton in Denver, is expected to be completed in the first quarter of 2019.

•	The Guild, a 191-unit apartment community at The Yards in Washington, D.C., is expected to be completed in the first quarter of 2019.

•	Capper 769, a 179-unit apartment community in Washington, D.C., is expected to be completed in the first quarter of 2019.

RETAIL:

•
Ballston Quarter Redevelopment, the 307,000-square-foot retail component of the company’s mixed-use redevelopment of the former Ballston Common Mall in Arlington, VA. The retail component is expected to be completed in the third quarter of 2018.

Outlook
“As new apartment product comes on line in our core markets and we address lease expirations in our office portfolio, we expect this to be a year of modest improvement in portfolio metrics,” LaRue said. “At the same time, we remain confident in our strategic vision to create stockholder value, and laser-focused on improving margins, further deleveraging, and achieving additional dividend growth over time. We expect our urban focused and placemaking operating portfolio, together with new property additions from the redeployment of the retail portfolio and our construction pipeline, to drive growth going forward.”

Corporate Description
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.0 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of office, retail and apartment real estate throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investors section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on May 3, 2018, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended March 31, 2018, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI, EBITDAre attributable to FCRT and Adjusted EBITDA to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
FFO, a non-GAAP measure, along with net earnings, provides additional information about the company’s core operations. While property dispositions, acquisitions or other factors impact net earnings in the short-term, the company believes FFO presents a consistent view of the overall financial performance of its business from period-to-period since the core of its business is the recurring operations of its portfolio of real estate assets. Management believes that the exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the company’s core assets and assists in comparing those operating results between periods. Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen with market conditions, many real estate investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets and impairment of depreciable real estate, management believes that FFO, along with the required GAAP presentations, provides another measurement of the Company’s performance relative to its competitors and an additional basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

The majority of the company’s peers in the publicly traded real estate industry report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined by NAREIT as net earnings excluding the following items at the company’s ownership: i) gain (loss) on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) gains or losses on change in control of interests; iii) non-cash charges for real estate depreciation and amortization; iv) impairment of depreciable real estate (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO
In addition to reporting FFO, the company reports Operating FFO, a non-GAAP measure, as an additional measure of its operating performance. It believes it is appropriate to adjust FFO for significant items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of its properties. The company uses Operating FFO as an indicator of continuing operating results in planning and executing its business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of the company’s operating performance and may not be directly comparable to similarly-titled measures reported by other companies.

The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) the adjustment to recognize rental revenues and rental expense using the straight-line method; vii) participation payments to ground lessors on refinancing of our properties; viii) other transactional items; and ix) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors.

NOI
NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses at the company’s ownership within its Office, Apartments, Retail and Development segments, except for revenues and cost of sales associated with sales of land held in these segments. The activities of its Corporate and Other segments do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company believes NOI provides important information about its core operations and, along with earnings before income taxes, is necessary to understand its business and operating results. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, revenues and cost of sales associated with sales of land, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating office, apartment and retail real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. The company uses NOI to evaluate its operating performance on a portfolio basis since NOI allows it to evaluate the impact that factors such as occupancy levels, lease structure, rental rates, and tenant mix have on its financial results. Investors can use NOI as supplementary information to evaluate the company’s business. In addition, management believes NOI provides useful information to the investment community about its financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry. NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, our GAAP measures, and may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI, a non-GAAP measure, as a metric to evaluate the performance of its office and apartment properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead, net of service fee revenues, are not directly attributable to an individual operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates, certain litigation expenses incurred and any related legal settlements and NOI impacts of changes in ownership percentages, are excluded from comparable NOI. Due to the planned/ongoing disposition of substantially all of the company’s regional mall and specialty retail portfolios, it is no longer disclosing comparable NOI for its retail properties. Other properties and activities such as Arena, federally assisted housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Comparable NOI is an operating statistic defined as NOI from stabilized properties operated in all periods presented. The company believes comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties. While property dispositions, acquisitions or other factors impact net earnings in the short term, the company believes comparable NOI presents a consistent view of the overall performance of its operating portfolio from period to period. A reconciliation of earnings (loss) before income taxes, the most comparable financial measure calculated in accordance with GAAP, to NOI, and a reconciliation from NOI to comparable NOI are included in this release.

EBITDAre
EBITDAre, a non-GAAP measure, is defined by NAREIT as net earnings (loss), excluding the following items: i) depreciation and amortization; ii) interest expense; iii) income tax expense (benefit); iv) impairment of depreciable real estate; and v) gains and losses on the disposition of depreciable real estate, including gains and losses on change in control of interests. The company further adjusts EBITDAre to arrive at EBITDAre at the company’s ownership (“EBITDAre attributable to Forest City Realty Trust, Inc. (“FCRT”)). During the three months ended March 31, 2018, the company began disclosing EBITDAre attributable to FCRT as a replacement to EBITDA attributable to FCRT based on recently issued NAREIT guidance. Gains and losses on the disposition of depreciable real estate, including gains and losses on change in control of interests, and impairment of depreciable real estate are also excluded from net earnings (loss) to arrive at EBITDAre attributable to FCRT as a result. The disclosure of this metric provides a more widely known and understood measure of performance in the REIT industry. The company uses EBITDAre attributable to FCRT as the starting point in order to calculate Adjusted EBITDA as described below.

Adjusted EBITDA
The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDAre attributable to Forest City Realty Trust, Inc. adjusted to exclude: i) impairment of non-depreciable real estate; ii) gains or losses from extinguishment of debt; and iii) other transactional items, including organizational transformation and termination benefits. The company believes EBITDAre, Adjusted EBITDA and net debt to Adjusted EBITDA provide additional information in evaluating its credit and ability to service its debt obligations. Adjusted EBITDA is used by the chief operating decision maker and management to assess operating performance and resource allocations by segment and on a consolidated basis. Management believes Adjusted EBITDA gives the investment community a further understanding of the company’s operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. However, Adjusted EBITDA should not be viewed as an alternative measure of the company’s operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact the company’s results of operations and liquidity. Other REITs may use different methodologies for calculating Adjusted EBITDA and, accordingly, the company’s Adjusted EBITDA may not be comparable to other REITs.

Net Debt to Adjusted EBITDA
Net Debt to Adjusted EBITDA, a non-GAAP measure, is defined as total debt, net at the company’s share (total debt includes outstanding borrowings on its revolving credit facility, its term loan facility, convertible senior debt, net, nonrecourse mortgages and notes payable, net) less cash and equivalents, at company share, divided by Adjusted EBITDA. Net Debt to Adjusted EBITDA is a supplemental measure derived from non-GAAP financial measures that the company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The company believes that investors use versions of this ratio in a similar manner. The company’s method of calculating the ratio may be different from methods used by other REITs and, accordingly, may not be comparable to other REITs.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the company’s ability to carry out future transactions and strategic investments, as well as the acquisition related costs, unanticipated difficulties realizing benefits expected when entering into a transaction, the company’s ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing it to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that the company’s Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, litigation risks, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, its ability to identify and transact on chosen strategic alternatives for a portion of its retail portfolio, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by the company’s revolving credit facility, term loan and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the note receivable issued by Onexim in connection with their purchase of our interests in the Barclays Center, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interests of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws and international trade agreements, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, shareholder activism efforts, conflicts of interest, risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings (Loss) (GAAP) to FFO (non-GAAP)
The table below reconciles net earnings, the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Net earnings attributable to Forest City Realty Trust, Inc. (GAAP)	$199,747	$40,917
Depreciation and Amortization—real estate (1)	69,767	78,349
Gain on change in control of interests	(117,711)	—
Gain on disposition of full or partial interests in rental properties	(72,203)	(27,004)
Income tax expense adjustment:
Gain on disposition of full or partial interests in rental properties	1,711	—
FFO attributable to Forest City Realty Trust, Inc. (Non-GAAP)	$81,311	$92,262
FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Realty Trust, Inc.	$81,311	$92,262
If-Converted Method (adjustments for interest):
4.250% Notes due 2018	778	778
3.625% Notes due 2020	363	363
FFO for per share data	$82,452	$93,403
Denominator:
Weighted average shares outstanding—Basic	265,440,763	258,797,277
Effect of stock options, restricted stock and performance shares	1,380,471	1,320,911
Effect of convertible debt	5,213,392	5,031,753
Effect of convertible 2006 Class A Common Units	1,111,044	1,910,625
Weighted average shares outstanding - Diluted	273,145,670	267,060,566
FFO Per Share - Diluted	$0.30	$0.35

(1)	The following table provides detail of depreciation and amortization:

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Full Consolidation	$55,285	$63,555
Non-Real Estate	(654)	(702)
Real Estate Full Consolidation	54,631	62,853
Real Estate related to noncontrolling interest	(6,539)	(6,696)
Real Estate Unconsolidated	21,675	22,192
Real Estate at Company share	$69,767	$78,349

Reconciliation of FFO to Operating FFO

	Three Months Ended March 31,
	2018	2017	% Change
	(in thousands)
FFO attributable to Forest City Realty Trust, Inc.	$81,311	$92,262
Write-offs of abandoned development projects and demolition costs	6,218	351
Tax credit income	(3,275)	(2,691)
Loss on extinguishment of debt	2,269	4,466
Change in fair market value of nondesignated hedges	(2,148)	(1,502)
Straight-line rent adjustments	(3,693)	(2,942)
Organizational transformation and termination benefits	15,950	4,525
Income tax expense on FFO	113	51
Operating FFO attributable to Forest City Realty Trust, Inc.	$96,745	$94,520	2.4%

If-Converted Method (adjustments for interest) (in thousands):
4.250% Notes due 2018	778	778
3.625% Notes due 2020	363	363
Operating FFO attributable to Forest City Realty Trust, Inc. (If-Converted)	$97,886	$95,661
Weighted average shares outstanding - Diluted	273,145,670	267,060,566
Operating FFO per share - Diluted	$0.36	$0.36	0.0%

Reconciliation of Earnings Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands):

	Three Months Ended March 31,
	2018	2017
Earnings before income taxes (GAAP)	$197,278	$31,672
Earnings from unconsolidated entities	(71,978)	(26,979)
Earnings before income taxes and earnings from unconsolidated entities	125,300	4,693
Land sales	(5,945)	(5,760)
Cost of land sales	2,986	2,001
Other land development revenues	(2,193)	(1,105)
Other land development expenses	3,072	2,564
Corporate general and administrative expenses	12,183	15,583
Organizational transformation and termination benefits	15,950	4,525
Depreciation and amortization	55,285	63,555
Interest and other income	(10,761)	(10,272)
Gains on change in control of interests	(117,711)	—
Interest expense	26,967	27,975
Amortization of mortgage procurement costs	1,306	1,222
Loss on extinguishment of debt	2,388	2,843
NOI related to noncontrolling interest (1)	(10,939)	(9,671)
NOI related to unconsolidated entities (2)	45,656	55,100
Net Operating Income (Non-GAAP)	$143,544	$153,253

(1) NOI related to noncontrolling interest:
Loss from continuing operations attributable to noncontrolling interests (GAAP)	$185	$106
Exclude non-NOI activity from noncontrolling interests:
Land and non-rental activity, net	153	246
Interest and other income	370	524
Depreciation and amortization	(6,539)	(6,696)
Amortization of mortgage procurement costs	(325)	(287)
Interest expense and extinguishment of debt	(5,135)	(3,564)
Gain on disposition of full or partial interests in rental properties and interest in unconsolidated entities	352	—
NOI related to noncontrolling interest	$(10,939)	$(9,671)

(2) NOI related to unconsolidated entities:
Equity in earnings (loss) (GAAP)	$(2,981)	$9,278
Exclude non-NOI activity from unconsolidated entities:
Land and non-rental activity, net	(887)	(1,136)
Interest and other income	(192)	(1,525)
Write offs of abandoned development projects and demolition costs	6,218	351
Depreciation and amortization	21,675	22,192
Amortization of mortgage procurement costs	656	897
Interest expense and extinguishment of debt	21,167	25,043
NOI related to unconsolidated entities	$45,656	$55,100

NOI (Non-GAAP) Detail (in thousands)

	Three Months Ended March 31,
	2018	2017	% Change
Office Segment
Comparable NOI	66,985	66,166	1.2%
Non-Comparable NOI	569	3,780
Office Product Type NOI	67,554	69,946
Other NOI (1)	2,364	3,454
Total Office Segment	69,918	73,400
Apartment Segment
Comparable NOI	45,267	45,458	(0.4)%
Non-Comparable NOI	632	(54)
Apartment Product Type NOI	45,899	45,404
Federally Assisted Housing	167	4,285
Other NOI (1)	(1,170)	(732)
Total Apartment Segment	44,896	48,957
Retail Segment
Retail NOI	27,299	39,623
Madison Preferred Return	2,311	—
Retail Product Type NOI	29,610	39,623
Other NOI (1)	1,389	(598)
Total Retail Segment	30,999	39,025
Operations
Comparable NOI	112,252	111,624	0.6%
Retail NOI	29,610	39,623
Non-Comparable NOI (2)	1,201	3,726
Product Type NOI	143,063	154,973
Federally Assisted Housing	167	4,285
Other NOI (1):
Straight-line rent adjustments	3,292	2,798
Other Operations	(709)	(674)
	2,583	2,124
Total Operations	145,813	161,382
Development Segment
Recently-Opened Properties/Redevelopment	2,636	(1,393)
Other Development (3)	(4,905)	(6,736)
Total Development Segment	(2,269)	(8,129)
Grand Total	$143,544	$153,253

(1)	Includes straight-line rent adjustments, participation payments as a result of refinancing transactions on our properties and management and service company overhead, net of service fee revenues.

(2)	Non-comparable NOI includes lease termination income of $291 for the three months ended March 31, 2018, compared with $2,140 for the three months ended March 31, 2017.

(3)	Includes straight-line adjustments, non-capitalizable development overhead and other costs on our development projects.